Exhibit 16.1
July 28, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The Andersons, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of The Andersons, Inc. dated July 27, 2017. We agree with the statements in such Form 8-K concerning our Firm’s audits of Lansing Trade Group’s 2016 and 2015 annual financial statements and the subsequent interim period.

Very truly yours,

/s/ Crowe Chizek LLP
Crowe Chizek LLP
Elkhart, Indiana